PROSPECTUS SUPPLEMENT No. 1 (To Prospectus Dated May 1, 2007)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-142532
$400,000,000
1.50% SENIOR EXCHANGEABLE NOTES DUE 2026
of
SESI, L.L.C.
Unconditionally Guaranteed by Superior Energy Services, Inc.

     The following supplements the prospectus dated May 1, 2007 (the “prospectus”) relating to the offering for resale of $400,000,000 aggregate principal amount of 1.50% Senior Exchangeable Notes Due 2026 of SESI, L.L.C. (“SESI”) we sold in a private placement on December 12, 2006 and the common shares of SESI’s parent company, Superior Energy Services, Inc. (“Superior Energy”), issuable upon exchange or repurchase of the notes.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus.
     Superior Energy’s common stock is listed on the New York Stock Exchange under the symbol “SPN.” The last reported sale price of Superior Energy’s common stock on the New York Stock Exchange on May 30, 2007 was $40.10 per share.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
     See “Risk Factors” beginning on page 6 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the securities offered by this prospectus supplement.
The date of this prospectus supplement is May 31, 2007

SELLING SECURITY HOLDERS
     The information set forth in the following tables supplements the information appearing under the heading “Selling Security Holders” in the prospectus. None of the selling security holders named below has, within the past three years, held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, except as noted below. To our knowledge, no selling security holder named below who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.
     The following tables are based solely on the information provided to us by the selling security holders on or before May 30, 2007. Additional selling security holders may choose to sell securities from time to time upon notice to us.
     The information appearing under the heading “Selling Security Holders” in the prospectus is hereby supplemented to reflect the additional selling security holders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling security holders.

						No. of
						Shares of
	Principal		Principal		No. of Shares	Superior
	Amount of		Amount of	No. of Shares of	of Superior	Energy
	Notes	% of Notes	Notes Being	Superior Energy	Energy Common	Common Stock
	Beneficially	Beneficially	Offered	Common Stock	Stock Being	Held After
Name	Owned ($)	Owned	($)(1)	Owned (2)(3)	Offered (1)(3)	Offering (1)
Credit Suisse Securities LLC, USA(4)	10,000,000	2.50%	10,000,000	219,414	219,414	0

DBAG London(5)	32,429,980	8.11%	32,429,980	711,559	711,559	0

JP Morgan Securities Inc.(6)	3,505,000	*	3,505,000	76,904	76,904	0

Kamunting Street Master Fund, Ltd.(7)	14,500,000	3.63%	14,500,000	318,150	318,150	0

Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio(8)	15,000,000	3.75%	15,000,000	329,121	329,121	0
     The information appearing under the heading “Selling Security Holders” in the prospectus is hereby supplemented to reflect updated information with respect to the selling security holders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling security holders.

						No. of
						Shares of
	Principal		Principal		No. of Shares	Superior
	Amount of		Amount of	No. of Shares of	of Superior	Energy
	Notes	% of Notes	Notes Being	Superior Energy	Energy Common	Common Stock
	Beneficially	Beneficially	Offered	Common Stock	Stock Being	Held After
Name	Owned ($)	Owned	($)(1)	Owned (2)(3)	Offered (1)(3)	Offering (1)
CALAMOS Global Opportunities Fund LP(9)	330,000	*	330,000	7,240	7,240	0

CALAMOS Growth & Income Fund- CALAMOS Investment Trust(10)	45,000,000	11.25%	45,000,000	987,363	987,363	0

CALAMOS Growth & Income Portfolio- CALAMOS Advisors Trust(11)	300,000	*	300,000	6,582	6,582	0

Froley Revy Alternative Strategies(12)	1,000,000	*	500,000	10,970	10,970	0

GM (General Motors Co.)	612,000	*	612,000	13,428	13,428	0

Polygon Global Opportunities Master Fund(13)	30,000,000	7.50%	30,000,000	658,242	658,242	0

*	Less than 1%.

(1) Because the selling security holder may sell pursuant to this prospectus supplement all or a portion of the offered notes, and common stock issuable upon exchange of the notes, we cannot know or estimate the number or percentage of notes and common stock that the selling security holder will hold upon the termination of any particular offering. The information presented assumes that the selling security holder will sell all of the notes or common stock issued upon exchange of the notes.
(2) In calculating the number of shares of Superior Energy common stock owned, we treated as outstanding the number of Superior Energy common shares issuable upon exchange of all of that particular holder’s notes in accordance with the applicable referenced exchange rates.
(3) Includes Superior Energy common shares issuable upon exchange of the notes based on the initial exchange rate of 21.9414 common shares per $1,000 principal amount of the notes. However, the exchange rate is subject to adjustment as described under the heading “Description of the Notes — Exchange Rate Adjustments” in the prospectus. As a result, the number of common shares issuable upon exchange of the notes may increase or decrease in the future.
(4) Credit Suisse Securities LLC, USA has identified itself as a broker-dealer registered pursuant to Section 15 of the Exchange Act.
(5) DBAG London has identified itself as an affiliate of Deutsche Bank Securities — London Branch, a broker-dealer registered pursuant to Section 15 of the Exchange Act. Patrick Corrigan is controlling shareholder or other interest holder.
(6) JP Morgan Securities Inc. has identified itself as a broker-dealer registered pursuant to Section 15 of the Exchange Act. It acquired the notes as transaction-based compensation.
(7) Kamunting Street Master Fund, Ltd. is an investment or hedge fund and Allan Teh, General Partner of Kamunting Street Capital, LP as Advisor for Kamunting Street Master Fund, Ltd. has or shares voting power or investment power over the securities.
(8) Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for an on behalf of the Class A Segregated Portfolio.
(9) CALAMOS Global Opportunities Fund LP is an investment or hedge fund and Nick Calamos CIO and Calamos Advisors LLC have or share voting power or investment power over the securities.

(10) CALAMOS Growth & Income Fund — CALAMOS Investment Trust is an investment or hedge fund and Nick Calamos CIO and Calamos Advisors LLC have or share voting power or investment power over the securities.
(11) CALAMOS Growth & Income Portfolio — CALAMOS Advisors Trust is an investment or hedge fund and Nick Calamos CIO and Calamos Advisors LLC have or share voting power or investment power over the securities.
(12) Froley Revy Alternative Strategies is a corporation that is not publicly held and the controlling shareholder is Ann Houlihan, 10900 Wilshire Blvd. Suite 900, Los Angeles, CA 90024.
(13) Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.
PLAN OF DISTRIBUTION
     The following supplements the information appearing under the heading “Plan of Distribution” in the prospectus. The additional selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the securities offered by the prospectus, as supplemented hereby, may be “underwriters” within the meaning of the Securities Act. To the extent any of the selling security holders are broker-dealers, they are, under the interpretation of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act. Each of the following additional selling security holders has represented to us that it is a broker-dealer or an affiliate of a broker-dealer: Credit Suisse Securities LLC, USA, DBAG London and JP Morgan Securities Inc. Any profits on the sale of the notes and the common stock issuable upon the exchange of the notes by such selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the additional selling security holders are deemed to be underwriters, such selling security holders may be subject to certain statutory liabilities of the Securities Act and the Exchange Act.